Exhibit 10.1
DUPONT FABROS TECHNOLOGY, INC.
SHORT TERM INCENTIVE COMPENSATION PLAN
The DuPont Fabros Technology, Inc. Short Term Incentive Compensation Plan (the “STIP”) was adopted on February 12, 2014 by the Compensation Committee of the Board of Directors (the “Committee”) of DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), to provide annual cash awards to those employees of the Company and its subsidiaries who are in a position to contribute to the achievement by the Company and its subsidiaries of significant improvements in profit performance and growth. The STIP is intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and shall be interpreted and administered in a manner consistent with that intent.
The STIP shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret the STIP and any awards made under the STIP, and its interpretations shall be conclusive and binding on all persons. The Committee’s power and authority shall include, without limitation, the authority to adopt and periodically review such rules and regulations as it deems necessary or advisable in order to properly carry out the provisions and purposes of the STIP.
All salaried employees of the Company shall be eligible to participate in the STIP, other than employees responsible for sales and leasing, who will participate in a sales and leasing plan. All award years under the STIP shall be calendar years. The Chief Executive Officer of the Company (the “CEO”) shall designate the specific employees who will participate in the STIP for an award year, and their target award opportunities; provided, however, that the Committee shall be responsible for making final determinations with respect to these and all other material terms of any award for an individual, including the CEO, who is subject to Section 16 of the Securities Exchange Act of 1934. Each participant’s target award opportunity shall be expressed as a percentage of his annual base compensation, with a range from 10% to 100% of annual base compensation.
The CEO (or Committee) may include additional terms in an individual award, or the Committee may adopt rules or regulations relating to all awards relating to the effect of a change in control of the Company or early termination of the participant’s employment with the Company. The CEO (or Committee) may, but shall not be required to, set forth the terms of an award in an individual award agreement.
The CEO (or Committee) shall determine the actual amount of the payout for each participant for an award year relative to the participant’s target award opportunity, as follows:

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For an employee below the senior vice president level, one-third (⅓) of the payout shall be based on the Company’s actual funds from operations for 2014 compared to the Company’s guidance for funds from operations for 2014, as adjusted by the Committee in its discretion for the impact of transactions not contemplated by the Company’s FFO guidance figures (the “FFO Objective”); one-third (⅓) shall be based on the participant’s achievement of individual goals and objectives (the “Individual Goal Objective”); and one-third (⅓) shall be based on the CEO’s (or Committee’s) discretion; and

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For an employee at the senior vice president and executive vice president level, and for the CEO, one-half (½) of the payout shall be based on the FFO Objective; one-quarter (¼) of the payout shall be based on the Company growth in adjusted funds from operations (“AFFO”) for 2014 as compared to AFFO for 2013 relative to the growth in AFFO for selected peer companies, as adjusted by the Committee in its discretion to account for differences in the way in which the Company computes AFFO as compared to the selected peer companies (the “AFFO Growth

Objective”); and one-quarter (¼) shall be based on one-third shall be based on the Individual Goal Objective.
No payout may exceed 200% of the participant’s target award opportunity.
Payouts for an award year shall be determined as set forth above and announced to participants by March 1st following the close of the year, and shall be paid no later than March 15th following the close of the award year.
The selection of an employee as a participant shall not confer any right on the employee to receive an award under the STIP or to continue in the employ of the Company or limit in any way the right of the Company to terminate such participant’s employment at any time.
The Board of Directors may amend, suspend or terminate the STIP at any time.
The STIP and any awards under the STIP shall be governed by the laws of the State of Maryland.